FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
JULY 18, 2003	PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS 8TH CONSECUTIVE QUARTER OF
RECORD EARNINGS AND A 29% INCREASE IN THE QUARTERLY DIVIDEND

CASH OPERATING EARNINGS PER SHARE TOTAL $0.63 PER SHARE
BOARD DECLARES QUARTERLY DIVIDEND OF $0.18 PER SHARE

            Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co., today announced cash operating earnings, excluding the amortization of goodwill, of $750,000, or $.63 per diluted share for the quarter ended June 30, 2003, up from the $.57 per diluted share earned during the same period last year. For fiscal 2003, cash operating earnings totaled $2.9 million or $2.42 per diluted share, up 19% from the $2.04 earned during the same period last year.

            Net earnings for the fourth quarter of fiscal 2003 were $710,000, or $.60 per diluted share, an increase of 11% from the $.54 per diluted share earned during the same period of the prior year. These earnings resulted in a return on average assets of 1.02% and a return on average equity of 11.30% as compared to respective returns of ..99% and 10.82% during the same period of the prior year. Net earnings for fiscal 2003 were $2.7 million, or $2.28 per diluted share, an increase of 19% from the $1.94 per diluted share earned during the prior year. These earnings provided a return on average assets and average common equity of 1.00% and 11.08%, as compared to the respective returns of .91% and 9.77% for fiscal 2002.

            "We are pleased with the steady improvement in our earnings per share and return on equity over each of the last eight successive quarters," said Greg Steffens, President and CEO of Southern Missouri Bank & Trust Co. "We have been able to continue to expand earnings by increasing non-interest related income while controlling operating expenditures. We are pleased with the 62% growth in non-interest income this year due to the implementation of the overdraft privilege program, which allows our non-business checking account customers the ability to overdraw their account up to $400. The fees generated by this program have more than offset a contraction in our net interest rate spread. Over the last quarter, our spread was negatively impacted by increased loan and security prepayment rates, which hampered loan growth and lowered investment portfolio returns. We are also encouraged by the continued improvement in our overall credit quality, as delinquency levels and non-performing asset levels continue to decline during challenging national economic conditions. We are pleased to share the improvement in our earnings and our solid financial condition with our shareholders by increasing our common stock dividend for the second consecutive year. Overall, we expect the economic and interest-rate environment to remain challenging, but we believe our business plan will continue to generate shareholder value."

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            The Company's net interest income decreased $117,000 for the three-month period ended June 30, 2003 as compared to the same period of the prior year. The decrease was due to the compression of our interest rate spread, primarily from lower investment portfolio yields as indicated by the drop in average investment yields from 4.79% for the three month period ended June 30, 2002 to 2.36% for the current quarter. The drop in investment yields was primarily due to the Company's strategy of maintaining an investment portfolio with an average life of less than three years, faster prepayment rates and the general decline in interest rates. The average interest rate spread for the three-month period ended June 30, 2003 was 3.14% as compared to 3.44% over the same period of the prior year. Net interest income increased $430,000 over the twelve-month period ended June 30, 2003 as compared to the same period of the prior year. The 4.9% increase was primarily due to increased average balances. For fiscal 2003, the average interest rate spread was 3.28% as compared to 3.33% over the same period of the prior year.

            The Company's non-interest income increased $248,000 and $541,000 over the respective three and twelve-month period ended June 30, 2003 as compared to the same period of the prior year. The respective increases of 107.4% and 61.9% were primarily due to an expanded customer base, structural changes in the assessment of overdraft fees and the implementation in the third quarter of the overdraft privilege program, which resulted in increased banking service charges.

            During fiscal 2003, the Company's total assets increased $13.2 million, or 5.0%, to $279.5 million at June 30, 2003. This growth was attributed primarily to an $11.6 million increase in the loan portfolio to $222.8 million. Changes in the composition of the loan portfolio included growth in commercial and consumer loans of $13.9 million and $2.0 million, respectively, partially offset by the $3.3 million decrease in residential loans. Asset growth has been funded primarily with deposit growth and FHLB advances, which have increased $5.6 million and $6.5 million, respectively, since June 30, 2002.

            The Company's stockholders' equity increased $597,000, to $25.1 million at June 30, 2003 from $24.5 million at June 30, 2002. The increase was primarily due to net income, partially offset by stock repurchases and cash dividends.

            The Company is also pleased to announce that the Board of Directors, on July 18, 2003, approved the first quarter dividend of $.18 per common share, up from $.14 per share. This 29% increase is payable on August 29th, 2003, to shareholders of record at the close of business on August 15, 2003. The dividend is the Company's 37th consecutive quarterly dividend since the inception of the Company.

            The Company has previously announced the intention to repurchase up to 58,720 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 23,500 shares at an average cost of $25.06 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

            On June 30, 2003, the Company had 1,147,177 common shares outstanding. The common stock traded between $24.00 and $25.75 per share during the quarter ended June 30, 2003, with the last trade of the quarter occurring at $25.40. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

            Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2003	June 30, 2002

Total assets	$279,455,000	$266,288,000
Available-for-sale securities	31,003,000	32759000
Loans	222,840,000	211,212,000
Allowance for losses on loans	1,836,000	1569000
Non-performing assets	307000	720000
Deposits	194,532,000	188947000
FHLB advances	53500000	47000000
Securities sold under repurchase agreements	5,234,000	4,311,000
Stockholders' equity	25,108,000	24511000

Equity to assets ratio	8.98%	9.81%
Allowance as a percentage of loans	0.82%	0.81%
Non-performing loans as a percentage of loans	0.04%	0.27%

Per common share:
Book value	$21.88	$18.53
Market value	25.40	14.00
Tangible book value	19.16	16.08

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2003	2002	2003	2002
Net interest income	$2,234,000	$2,351,000	$9,284,000	$8,854,000
Provision for losses on loans	60,000	70,000	330,000	350,000
Non-interest income	479,000	231,000	1,415,000	874,000
Non-interest expense	1,654,000	1,522,000	6,165,000	5,872,000
Income taxes	289,000	336,000	1,466,000	1,197,000
Net earnings	710,000	654,000	2,738,000	2,309,000

Cash operating earnings	$ 750,000	$ 694,000	$2,899,000	$2,470,000

Per common share:
Net earnings:
Basic	$ .62	$ .55	$ 2.35	$ 1.94
Diluted	$ .60	$ .54	$ 2.29	$ 1.90
Cash operating earnings
Basic	$ .65	$ .59	$ 2.48	$ 2.07
Diluted	$ .63	$ .57	$ 2.42	$ 2.04
Cash dividends	$ .14	$ .125	$ .56	$ .50

Average basic shares outstanding	1,154,723	1,179,806	1,167,446	1,190,922
Average diluted shares outstanding	1,189,937	1,208,433	1,199,180	1,213,319

Profitability Ratios:
Return on average assets:
Net earnings	1.02%	.99%	1.00%	.91%
Cash operating earnings	1.07%	1.05%	1.06%	.97%
Return on average common equity:
Net earnings	11.30%	10.82%	11.08%	9.77%
Cash operating earnings	11.94%	11.48%	11.74%	10.45%
Net interest margin	3.40%	3.74%	3.57%	3.67%
Net interest spread	3.14%	3.44%	3.28%	3.33%

End.